Exhibit 10.26

SEPARATION AGREEMENT

AND

GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Agreement” or “General Release”) is made and entered into by and between Eric S. Rangen, on behalf of his agents, assigns, heirs, executors, administrators, attorneys and representatives (“Mr. Rangen”), and Alliant Techsystems Inc., a Delaware corporation, any related corporations or affiliates, subsidiaries, predecessors, successors and assigns, present or former officers, directors, stockholders, board members, agents, employees, and attorneys, whether in their individual or official capacities, delegates, benefit plans and plan administrators, and insurers (“Company” or “ATK”).

WHEREAS, Mr. Rangen’s employment shall end as provided in this General Release. In consideration of Mr. Rangen signing and complying with this General Release, ATK agrees to provide Mr. Rangen with certain payments and other valuable consideration described below. Further, ATK and Mr. Rangen desire to resolve and settle any and all potential disputes or claims related to his employment or termination of employment.

WHEREAS, ATK has expended significant time and money on promotion, advertising, and the development of goodwill and a sound business reputation through which it has developed a list of customers and spent time and resources to learn the customers’ needs for ATK’s services and products. This information is valuable, special and unique assets of ATK’s business, which Mr. Rangen acknowledges constitutes confidential information.

WHEREAS, ATK has expended significant time and money on technology, research, and development through which it has developed products, processes, technologies and services that are valuable, special and unique assets of ATK’s business, which Mr. Rangen acknowledges constitute confidential information.

WHEREAS, the disclosure to or use by third parties of any of ATK’s confidential or proprietary information, trade secrets, or Mr. Rangen’s unauthorized use of such information would seriously harm ATK’s business and cause monetary loss that would be difficult, if not impossible, to measure.

THEREFORE, ATK and Mr. Rangen (the “Parties”) mutually agree to the following terms and conditions:

1.             Termination of Employment. The Parties agree that Mr. Rangen’s employment with ATK is terminated effective March 31, 2006.

(a)           Final Paycheck. ATK will pay Mr. Rangen for all salary earned through the effective date of the termination of his employment with ATK. ATK will also pay  for any accrued, but unused vacation/PTO of Mr. Rangen. Mr. Rangen’s continuing rights, if any, under all other ATK employee benefits plans will be governed by those plans.

(b)           Executive Incentive Plan. Mr. Rangen will be eligible to receive an Executive Incentive Plan (EIP) payment for Fiscal-Year 2006. This payment will be based solely on the actual corporate financial performance achieved, as established in the beginning of such fiscal year, with no discretionary adjustment made to it. This amount will be paid in a single lump sum payment in cash (or deferred if previously elected) at the time all other EIP participants receive payment.

(c)           Deferred Compensation. Any compensation Mr. Rangen deferred under the Alliant Techsystems Inc. Nonqualified Deferred Compensation Plan (or predecessor plans) shall be paid in accordance with his pre-selected distribution options and the terms of that plan.

2.             Severance Benefits. In exchange for Mr. Rangen’s promises contained herein, ATK will provide Mr. Rangen with the severance benefits contained in the Executive Severance Plan and with any additional benefits identified in this Paragraph 2 (together referred to as “Severance Benefits”):

(a)           Severance Pay. ATK will pay Mr. Rangen a single lump-sum severance payment in the amount of $550,400, which is equal to twelve months of his base salary and one year annual target cash bonus. This severance payment will be subject to all applicable withholdings and will be taxable as payroll wages. No 401(k) deductions will be taken from the payment nor is it pensionable earnings (for example, it is not “Earnings” or “Recognized Compensation”) for purposes of any ATK qualified or non-qualified employee benefits plans.

(b)           Restricted Stock. Mr. Rangen does not have any unvested and outstanding shares of restricted stock.

(c)           Performance Share Incentive Stock. In accordance with Mr. Rangen’s Performance Award Agreement, dated August 2, 2005, Mr. Rangen understands that he will receive a prorated number of the performance shares that were granted to him, based on the amount of active service time during the applicable fiscal year 2005-2007 three-year period (two-thirds). Mr. Rangen further understands that ATK will make payment of these shares to Mr. Rangen following the completion of the performance period. ATK currently expects that payment to be in May 2007, and that the amount of the payment depends on whether and to what extent ATK meets the objectives set when that performance share grant was made.

(d)           Stock Options. Any unvested (not exercisable) stock options will vest and become exercisable as of Mr. Rangen’s termination date. In accordance with Mr. Rangen’s Non-qualified Stock Option Agreements, all stock options that are exercisable on Mr. Rangen’s termination date remain exercisable until the earlier of (i) the option’s expiration date under the applicable Non-qualified Stock Option Agreement, or (ii) three years from Mr. Rangen’s termination date.

(e)           Additional Lump Sum. ATK will pay Mr. Rangen a lump-sum payment in the amount of $15,000.00, less ordinary tax and other applicable withholdings, to offset the cost of continuing health care coverage.

(f)            Financial Planning. ATK will pay Mr. Rangen $24,000, less ordinary tax and other applicable withholdings, for continued financial planning services in lieu of company provided financial planning services.

(g)           Outplacement Services. Mr. Rangen will be entitled to participate in executive level outplacement services through Lee Hecht Harrison. These services are provided for a six month period which may start at Mr. Rangen’s election, but will continue no later than December 31, 2006, whether or not the full six months have been used.

(h)           Independent Consideration. Mr. Rangen understands and agrees that he is only eligible for Severance Benefits in the event he signs this General Release, does not rescind/revoke this General Release, and submits a letter confirming no rescission/revocation. Mr. Rangen acknowledges that he is not otherwise entitled to receive such additional and valuable consideration. Except as otherwise provided in Paragraph 8 and 10, by Mr. Rangen’s signature on this General Release, he waives all rights he may have to any other benefits or cash payment, unless such waiver is prohibited by law. Further, Mr. Rangen agrees that these Severance Benefits are adequate consideration for the promises herein.

(i)            Delivery of Severance Pay and Cash Benefits. ATK shall deliver to Mr. Rangen the cash amounts under Paragraphs 2(a), (e), and (f) promptly after October 1, 2006, provided that the applicable rescission period has elapsed. This delivery date may be delayed further if necessary to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended from time to time but in any event the delivery date shall not be extended beyond 30 days of the earliest date permitted by Section 409A.

3.             Post Employment Restrictions.

(a)           Confidentiality and Non-Disparagement. Mr. Rangen acknowledges that in the course of his employment with ATK, he has had access to confidential information and trade secrets. Mr. Rangen agrees to maintain the confidentiality of ATK’s confidential information and trade secrets. He will not disclose or otherwise make available to any person, company, or other party confidential information or trade secrets. Further, Mr. Rangen agrees not to make any disparaging or defamatory comments about any ATK employee, director, or officer, the Company, or any aspect of his employment or termination from employment with ATK. ATK and its officers agree not to make any disparaging or defamatory comments about Mr. Rangen. Nothing in this Section 3(a) shall prevent or restrict ATK or Mr. Rangen from providing truthful information or testimony in response to a valid subpoena issued by a court of competent jurisdiction or as otherwise required by law.

(b)           Competition Restrictions. From April 1, 2006 through March 31, 2007, Mr. Rangen agrees he will not directly or indirectly, personally engage in, nor own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, or be employed by any of the companies listed on Exhibit A of this Agreement, unless he has received express written consent by the Chief Executive Officer of ATK. In such event, ATK may provide to such company written notice of any confidentiality or non-disclosure agreements Mr. Rangen has with ATK.

(c)         Non-solicitation. From April 1, 2006 through March 31, 2007, Mr. Rangen will not, directly or indirectly solicit any of ATK’s employees for the purpose of hiring them or inducing them to leave their employment with ATK, nor will he provide any person or entity with information regarding ATK employees for the purpose of allowing that person or entity to solicit any of ATK’s employees for hire or to leave their employment with ATK.

(d)         Breach of Post-Employment Restrictions. If Mr. Rangen breaches any provisions of this General Release, he understands and agrees that ATK may discontinue any remaining Severance Benefits. He further agrees that if he commits such a breach, ATK will be entitled to repayment of the value of the Severance Payment (set forth in Paragraph 2(a) of this General Release) paid to Mr. Rangen and/or to seek injunctive relief. Notwithstanding the above, if Mr. Rangen breaches the Post-Employment Restrictions, he agrees to return 75 percent of the severance payment (set forth in Paragraph 2(a) of this General Release), and he understands and agrees that ATK will discontinue any remaining Severance Benefits.

4.             Return of ATK Property. Prior to Mr. Rangen’s last day of employment, he agrees to return all non-incidental ATK property in his possession or control including, but not limited to, confidential or proprietary information, credit card, documents, records, correspondence, identification badge, files, keys, software, and equipment, except that Mr. Rangen may keep his computer and cell phone. Further, Mr. Rangen agrees to repay to ATK any amounts that he owes for personal credit card expenses, wage advances, employee store purchases, and used, but unaccrued, vacation/PTO time. These debts, if any, may be withheld from his severance payment.

5.             General Release of Claims By Mr. Rangen. Except as stated in Paragraph 8, Mr. Rangen hereby releases and forever discharges ATK from all claims and causes of action, whether he currently has knowledge of such claims and causes of action, arising, or which may have arisen, out of or in connection with his employment or termination of employment with ATK. This includes, but is not limited to, claims, demands or actions arising under any federal or state law such as the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1978 (“ERISA”), the Worker Adjustment Retraining and Notification Act (“WARN”), the Fair Labor Standards Act (“FLSA”), the National Labor Relations Act (“NLRA”), the Occupational Safety and Health Act (“OSHA”), the

Rehabilitation Act, the Minnesota Human Rights Act, and Minn. Stat. Chap. 181, all as amended.

This General Release includes any state human rights or fair employment practices act, or any other federal, state or local statute, ordinance, regulation or order regarding conditions of employment, compensation for employment, termination of employment, or discrimination or harassment in employment on the basis of age, gender, race, religion, disability, national origin, sexual orientation, or any other protected characteristic, and the common law of any state.

Mr. Rangen further understands that this General Release extends to all claims which he may have as of this date against ATK based upon statutory or common law claims for breach of contract, breach of employee handbooks or other policies, breach of promises, fraud, wrongful discharge, defamation, emotional distress, whistleblower claims, negligence, assault, battery, or any other theory, whether legal or equitable.

Mr. Rangen agrees that this General Release includes all damages available under any theory of recovery, including, without limitation, any compensatory damages (including all forms of back-pay or front-pay), attorneys’ fees, liquidated damages, punitive damages, treble damages, emotional distress damages, pain and suffering damages, consequential damages, incidental damages, statutory fines or penalties, and/or costs or disbursements. Except as stated in Paragraph 8, Mr. Rangen is completely and fully waiving any rights under the above stated statutes, regulations, laws, or legal or equitable theories.

6.             General Release of Claims by ATK. Except as stated in Paragraph 8, ATK hereby releases and forever discharges Mr. Rangen from all claims and causes of action, whether ATK currently has knowledge of such claims and causes of action, arising, or which may have arisen, out of or in connection with his employment or termination of employment with ATK.

ATK understands that this General Release extends to all claims which ATK may have as of this date against Mr. Rangen based upon statutory or common law claims, whether legal or equitable.

ATK agrees that this General Release includes all damages available under any theory of recovery, including, without limitation, any compensatory damages (including all forms of back-pay or front-pay), attorneys’ fees, liquidated damages, punitive damages, treble damages, emotional distress damages, pain and suffering damages, consequential damages, incidental damages, statutory fines or penalties, and/or costs or disbursements. Except as stated in Paragraph 8, ATK is completely and fully waiving any rights under the above stated statutes, regulations, laws, or legal or equitable theories.

7.             Breach of General Release of Claims. If Mr. Rangen breaches any provision of the General Release of Claims provided in Paragraph 5 except as set forth in Paragraph 8, then he will not be entitled to, and shall return, 25 percent of the Severance Pay provided in Paragraph 2(a). ATK will be entitled to attorney’s fees and costs incurred in its defense including collecting the repayment of applicable consideration. Such action on the part of ATK will not in any way affect the enforceability of the Post-Employment Restrictions provided in Paragraph 3, which are adequately supported by the remaining Severance Benefits provided in Paragraph 2.

8.             Exclusions from General Release. Mr. Rangen and ATK are not waiving any right it/he may have to enforce the terms of this General Release or to challenge the knowing and voluntary nature of this General Release ; or the right to assert claims that are based on events that happen after this General Release becomes effective, or any other right that by law cannot be waived. Mr. Rangen and ATK agree  that each reserves any and all defenses and claims, which it/he has or might have  in the event either party brings any claims, institutes a court or agency action, or institutes any legal proceeding against, the other party. This includes, but is not limited to, ATK’s right to seek available costs and attorneys’ fees, and to have any money or other damages that might be awarded to him, reduced by the amount of money paid to him pursuant to this General Release. Mr. Rangen and ATK further agree that nothing in this General Release affects (1) Mr. Rangen’s right to seek indemnification in the event of a third party action or other circumstance warranting indemnification in accordance with applicable law and ATK bylaws; or (2) Mr. Rangen’s right to seek coverage under ATK’s director and officer or other insurance in accordance with the terms of such insurance. Nothing in this General Release interferes with Mr. Rangen’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or to participate in an EEOC investigation or proceeding. Nevertheless, Mr. Rangen understands that he has waived his right to recover any individual relief or money damages, which may be awarded on such a charge.

9.             Right to Revoke. This General Release does not become effective for a period of fifteen (15) days after Mr. Rangen signs it and he has the right to cancel it during that time. Any decision to revoke this General Release must be made in writing and hand-delivered to ATK or, if sent by mail, postmarked within the fifteen (15) day time period and addressed to Paula Patineau, Sr. V.P. Human Resources and Administration, Alliant Techsystems Inc., 5050 Lincoln Drive, Edina, MN 55436. Mr. Rangen understands that if he decides to revoke this General Release, he will not be entitled to any Severance Benefits.

10.           No Known Claims, Cooperation and Defense. (a)  Mr. Rangen represents that, as of the date he signs this Agreement, to the best of his knowledge, he knows of no reason why any civil and/or criminal administrative claims, charges, proceedings, and/or lawsuits should be filed, sued and/or initiated against ATK that he has not in good faith communicated to the appropriate current ATK management and/or legal professional. Mr. Rangen further represents that, to the best of his knowledge, he knows of no compliance issues or Sarbanes-Oxley Act reporting issues that concern or relate to ATK that he has not communicated in good faith to the appropriate current ATK management, legal professional or the Audit Committee of ATK’s Board of Directors.

(b)  Mr. Rangen agrees to cooperate with ATK as reasonably requested if questions arise involving ATK’s business in which Mr. Rangen was involved or about which Mr. Rangen has information for the period in which Mr. Rangen was employed by ATK. If questions surface requiring Mr. Rangen’s involvement, ATK and Mr. Rangen will mutually agree upon a time and the logistics for providing such information that is convenient for the business and other schedules of both parties. Mr. Rangen will cooperate in the provision of information and responding to questions without any hourly fee, but with reimbursement for reasonable expenses, to a maximum total of 25 hours in the first year after his separation from ATK. Mr. Rangen shall be paid an hourly rate of $300 per hour for all time spent in excess of   a total of 25 hours in the first year after his separation, and for all hours spent after the first year of separation, and shall also be reimbursed for reasonable expenses. If Mr. Rangen’s cooperation is required for purposes of the defense of a legal action or proceeding in which Mr. Rangen is a party and receiving full indemnification from ATK under applicable law and/or ATK’s by laws, Mr. Rangen will be entitled to those indemnification rights and will not receive the hourly compensation for his time contemplated by this Paragraph 10(b).

11.           Unemployment Compensation Benefits. If Mr. Rangen applies for unemployment compensation, ATK will not challenge his entitlement to such benefits. Mr. Rangen understands that ATK does not decide whether he is eligible for unemployment compensation benefits, or the amount of the benefit.

12.           No Wrongdoing. By entering into this General Release, ATK does not admit that it has acted wrongfully with respect to Mr. Rangen’s employment or that he has any rights or claims against ATK.

13.           No Adequate Remedy at Law. Mr. Rangen acknowledges and agrees that his breach of the Post-Employment Restrictions provided in Paragraph 3 would cause irreparable harm to Company and the remedy at law would be inadequate. Accordingly, if Mr. Rangen violates such Paragraph, ATK is entitled to injunctive relief in addition to any other legal or equitable remedies.

14.           Choice of Law and Venue. The terms of this General Release will be governed by the laws of Minnesota (without regard to conflict of laws principles). Any legal action to enforce this General Release shall be brought in a competent court of law in Hennepin County, Minnesota.

15.           Severability. If any of the terms of this General Release are deemed to be invalid or unenforceable by a court of law, the validity and enforceability of the remaining provisions of this General Release will not in any way be affected or impaired thereby. In the event that any court having jurisdiction of the parties should determine that any of the post-employment restrictions set forth in Paragraph 3 of this General Release are overbroad or otherwise invalid in any respect, Mr. Rangen acknowledges and agrees that the court so holding shall construe those provisions to cover only that scope, duration or extent of those activities which may validly and enforceably be restricted, and shall enforce the restrictions as so construed. The Parties acknowledge uncertainty of the law in this respect and expressly stipulate that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

16.           No Assignment. This General Release is personal to Mr. Rangen and he cannot assign it to any other person or entity.

17.           Attorneys’ Fees. Mr. Rangen understands that he is responsible to pay his own costs and attorneys’ fees, if any, that he incurred in consulting with an attorney about this General Release.

18.           Entire Agreement. This General Release constitutes the entire agreement between ATK and Mr. Rangen regarding the subject matter included in this document. Mr. Rangen agrees that there are no promises or understandings outside of this General Release, except with respect to his continuing obligations not to reveal ATK’s proprietary, confidential, and trade secret information, as well as his obligations to maintain the confidentiality of secret or top secret information. This General Release supercedes and replaces all prior or contemporaneous discussions, negotiations or General Releases, whether written or oral, except as set forth herein. Any modification or addition to this General Release must be in writing, signed by an officer of ATK and Mr. Rangen.

19.           Eligibility and Opportunity to Review.

(a)           All employees who are eligible to participate in the Executive Severance Plan must execute a release of claims in order to receive Severance Benefits.

(b)           Mr. Rangen certifies that he is signing this General Release voluntarily and with full knowledge of its consequences. Mr. Rangen understands that he has at least twenty-one (21) days from the date he received this General Release to consider it, and that he does not have to sign it before the end of the twenty-one (21) day period. Mr. Rangen has been advised to use this time to consult with an attorney prior to executing this General Release.

(c)           Mr. Rangen understands that the offer to accept this General Release remains open for twenty-one (21) days. If he has not signed this General Release within twenty-one (21) days of receiving it, then this offer expires and ATK will be under no obligation to accept this General Release or to provide him any Severance Benefits.

20.          Understanding and Acknowledgement. Mr. Rangen acknowledges that he understands all of the terms of this General Release and has not relied on any oral statements or explanation by ATK. Mr. Rangen has had adequate time to consult with legal counsel and to consider whether to sign this General Release, and that he is signing it knowingly and voluntarily.

IN WITNESS WHEREOF, the Parties have executed this General Release on the date(s) shown.

ALLIANT TECHSYSTEMS INC.		Employee’s signature

/s/ Paula Patineau		/s/ Eric S. Rangen
By:	Paula Patineau	Eric S. Rangen
Its:	Sr. V.P. Humans Resources and Administration

Date:	3/24/06	Date:	3/24/06